Exhibit 10.56

Supplement No. 1 to the Contract

Concerning a Credit Line

The following supplement to the credit agreement of 01/25/2013 (hereinafter called the “Credit Agreement”) is concluded between

UTi Deutschland GmbH

Rather Straße 78-80

40476 Düsseldorf

- hereinafter called the “Borrower” -

and

Commerzbank Aktiengesellschaft

Kaiserstrasse 16

60311 Frankfurt am Main

- hereinafter called the “Bank” -

1	Term

Paragraph 1 Clause 1.1 of the Credit Agreement is restated to read as follows:

The credit line has a term extending to 04/30/2014.

2	Other modifications

Paragraph 3 Clause 3.3 of the Credit Agreement is restated to read as follows:

The Borrowers and the Bank agree upon a commitment fee of 0.1% p.a. applying to the unused amount of the credit line as of the conclusion of the supplement. The commitment fee shall be due and shall be payable by the Borrower retroactively each month, on the last business day of the respective calendar month.

The Borrower and the Bank agree upon a one-time up-front fee of 0.1% (= EUR 38,000.00) of the amount of the credit line, which shall be due upon the conclusion of the Credit Agreement and shall be paid by the Borrower.

3	Other provisions

All other provisions of the Credit Agreement apply unaltered.

4	Period of validity of the Bank’s offer / Conclusion of the Supplement

The bank is obligated to abide by the offer made via this Supplement until 01/31/2014.

The foregoing Supplement to the Credit Agreement shall only take effect upon the receipt of the original copy of this Supplement bindingly countersigned by the Borrower and any jointly liable party, but at the earliest on the last day of the previous term of the Credit Agreement.

Düsseldorf, 01/04/2014	Commerzbank Aktiengesellschaft
[Signature] [Signature]
(Place, date)	Birgit Betzinger Christian Herget

Düsseldorf, 01/31/2014	UTi Deutschland GmbH
[Signature]
(Place, date)	Michael Hollstein

Amsterdam, 01/30/2014	UTi Nederland B.V.
[Signature]
(Place, date)	Dennis van Aalst